Exhibit 99.1

Sophiris Bio Phase 3 BPH Study Successfully Meets Primary Endpoint

A single treatment with PRX302 (topsalysin) demonstrated a statistically significant improvement in BPH symptoms over a 12 month period

SAN DIEGO and VANCOUVER, British Columbia – November 10, 2015 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing PRX302 (topsalysin) for the treatment of urological diseases, today announced final results from its Phase 3 "PLUS-1" study of PRX302 as a treatment for lower urinary tract symptoms of benign prostatic hyperplasia (BPH, enlarged prostate). PRX302 demonstrated a statistically significant improvement in International Prostate Symptom Score (IPSS) total score from baseline over 12 months compared to the vehicle-only control group (7.60 vs. 6.58 point overall improvement; p = 0.043), the primary endpoint of the study. PRX302 continues to demonstrate a favorable safety profile, with no evidence of any treatment related sexual or cardiovascular side effects.

“A 7.60 point improvement in IPSS total score over 12 months indicates that patients are experiencing a significant relief of their BPH symptoms and improvement in their quality of life following a single treatment with PRX302,” said Dr. Allison Hulme, chief operating officer and head of research and development at Sophiris Bio. “Oral medications such as alpha blockers and 5-alpha reductase inhibitors typically demonstrate a 3-6 point improvement in IPSS total score. We believe that a statistically significant improvement in IPSS, if replicated in a second Phase 3 trial, may be sufficient for registration with the FDA.”

Efficacy Analysis

The primary efficacy endpoint of the IPSS total score change from baseline over 52 weeks was analyzed, per guidance from the FDA, using the repeated measures linear mixed model applied to the modified intent-to-treat population of every patient randomized and dosed with study drug. The 7.60-point overall improvement for the PRX302 group was statistically significantly superior to the 6.58 point improvement in the vehicle-only group (p = 0.043).

In a secondary efficacy analysis of IPSS total score using an ANCOVA model and LOCF (Last Observation Carried Forward) to impute missing post-baseline data, the improvement in IPSS for PRX302 was well sustained over the 52 weeks following the single administration. The maximal effect of 8.31 points improvement in IPSS vs vehicle 6.89 points (p = 0.012) was achieved at Week 18 with 8.04 points of improvement for PRX302 still remaining at Week 52 vs 6.64 points for patients treated with vehicle only (p = 0.022) representing an end-of-study preservation of 97% of the peak benefit.

”The combination of the efficacy and safety profile makes PRX302 a particularly compelling potential option for men suffering from BPH and may help men avoid more invasive, surgical procedures,” said Randall Woods, President and CEO of Sophiris. “PRX302 is the only single-administration investigational treatment for BPH that has demonstrated a statistically significant improvement in symptoms of BPH, is well-tolerated, and has a favorable safety profile. The results of the study demonstrate clear biological activity of PRX302 and increase our confidence in the mechanism of action.”

Secondary efficacy endpoints included analysis of Qmax (maximum urine flow) change from baseline over 52 weeks by the repeated measures linear mixed model, which showed overall improvement of 1.77 mL/sec for PRX302, representing a statistical trend that narrowly missed statistical significance (p = 0.055) compared to the vehicle group.

An additional efficacy endpoint was the patient self-assessment of disease specific Quality of Life. On the 0 to 6 point Quality of Life (QOL) from the IPSS questionnaire, the PRX302 average change from the 4.5 point baseline was a sustained 1.6 to 1.7 points improvement from Weeks 18 through 52, which was statistically significantly superior to vehicle for every post-baseline visit beginning at Week 18 (reaching p = 0.004).

Safety Analysis

PRX302 treatment was generally well-tolerated, and no patient was withdrawn from the study or had their study drug injection altered because of an adverse event (AE). The safety profile was consistent with that reported in the TRIUMPH Phase 2 trial published in the Journal of Urology in April 2013. Adverse events occurring in >5% of patients treated with PRX302 regardless of assessed relatedness to study treatment are set forth in the table below. These adverse events are not unexpected manifestations of the intraprostatic cellular destruction and resultant inflammation integral to the PRX302 mechanism of action. The median duration for each of these adverse events was typically less than one day. In general, these adverse events were mild or moderate, transient, began within the first few days after treatment (primarily on the same day as the study drug injection) and were resolved without consequences.

Adverse Events Occurring in >5% of Patients Treated with PRX302 (Safety Population)

Reported Any Time over the Entire 52 Weeks of Study and Regardless of Assessed Relatedness to Study Treatment:

Adverse Event(1)	Vehicle (N=240) n (%)		PRX302 (N=239) n (%)
Dysuria (e.g., burning, pain, or discomfort on urination)	20	(8.3)	48	(20.1)
Haematuria (microscopic or visible red blood cells in urine)	36	(15.0)	45	(18.8)
Pollakiuria (frequent urination)	14	(5.8)	23	(9.6)
Pyrexia (fever)	10	(4.2)	21	(8.8)
Perineal Pain	13	(5.4)	21	(8.8)

1(MedDRA Dictionary Preferred Terms)

The incidence of serious AEs (SAEs) was similar in both treatment groups. There were two SAEs assessed by the Investigator as at least possibly related to treatment for PRX302 and one such SAE for vehicle. The PRX302-related SAEs were moderate events of “acute non-infectious prostatitis” and “fever following prostate procedure” not unexpected manifestations of the intraprostatic cellular destruction and resultant inflammation integral to the PRX302 mechanism of action. The vehicle-related SAE was a mild event of “urinary tract infection.”

PLUS-1 Study Background

The Phase 3 “PLUS-1” study is an international, multicenter, randomized, double-blind, and vehicle-controlled trial to assess the efficacy and safety of a single intraprostatic administration of PRX302 (0.6 µg/g prostate) for the treatment of BPH. Patients were randomized in a 1:1 ratio to either PRX302 or vehicle-only injection, and then monitored for 1 year. A total of 479 patients with moderate to severe BPH were enrolled and dosed by September 2014. The 52-week completion rate was 91.9%, with a similar number of premature withdrawals from study for the PRX302 group (8.8%) vs. the vehicle group (7.5%). On average, the injection itself was completed in less than 4 minutes.

Treatment groups were well balanced at baseline, including average IPSS total score (21.2 points both groups), Qmax (maximum urine flow) (9.5 mL/sec both groups), total prostate volume (49.8 mL for PRX302 vs. 48.1 mL vehicle), prior BPH treatment (55.2% PRX302 vs. 55.1% vehicle), and quality of life (4.5 points both groups, “mostly dissatisfied” to “unhappy” with current urinary condition).

About PRX302

PRX302 (topsalysin) is a modified recombinant protein that has been engineered to be selectively activated by an enzyme in the prostate, leading to localized cell death and tissue disruption without damaging neighboring tissue and nerves. PRX302 binds to the GPI-anchored receptors on the cell surface of prostate cells. Once activated by PSA, PRX302 combines with other activated PRX302 molecules, forming stable transmembrane pores that induce cell death. The prostate specific activation of PRX302 by enzymatically active PSA thus limits exposure of non-prostate tissues to the drug’s activity, contributing to the safety of the therapy.

About BPH Market Opportunity

Our market research suggests that as many as 36 million men in the United States are affected by BPH with approximately 5 million of these men suffering from bothersome symptoms. While 3 million men are prescribed pharmaceuticals for BPH in the US each year, these treatments lack sustainable efficacy and are associated with undesirable side effects including sexual dysfunction. With current pharmaceutical treatments, symptoms will usually return if medication is discontinued. More aggressive treatment options include invasive surgical procedures that may be successful at treating BPH. However, any type of prostate surgery can cause side effects, such as semen flowing backward into the bladder (retrograde ejaculation), loss of bladder control (incontinence) and impotence (erectile dysfunction). There is a demand for better balance between efficacy, safety and quality of life.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing PRX302, a clinical-stage, targeted therapy for the treatment of urological diseases. PRX302 is in Phase 3 clinical development for the treatment of the symptoms of BPH and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. PRX302 is also currently in a Phase 2a proof of concept study for the treatment of localized low to intermediate risk prostate cancer. For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking, including the quotes of Sophiris’ President and CEO and our COO and head of research and development and any expectations relating to future development of PRX302 for the treatment of symptoms of BPH, including a second Phase 3 clinical trial necessary to pursue registration of PRX302, the results of the Phase 2a proof of concept trial for the treatment of localized low to intermediate risk prostate cancer l or Sophiris’ capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Some of the risks and uncertainties that could cause actual results, performance or achievements to differ include without limitation, risks associated with the process of developing, manufacturing commercial scale drug products, obtaining regulatory approval of and commercializing treatments that are safe and effective and risks relating to raising sufficient capital to fund development and commercialization of drug products. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, clinical trial results, market acceptance, ability to raise capital and future commitments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Jason Spark	Michael Moore
Canale Communications	NATIONAL Equicom
Corporate Communications and IR	Investor Relations
(619) 849-6005	858-886-7813
jason@canalecomm.com	mmoore@national.ca

Source: Sophiris Bio Inc.